Liberty Financial Companies, Inc.
                Exhibit 12 - Statement re Computation of Ratios
                                ($ in millions)

                                                           Three Months Ended
                                                               March 31
                                                        ------------------------
                                                           2000           1999
                                                        ----------    ----------
Earnings:

 Pretax income                                              $47.4         $44.0
 Add fixed charges:
  Interest on indebtedness                                    9.8           8.8
  Portion of rent representing the interest factor            1.2           1.2
  Accretion to face value of redeemable
    convertible preferred stock                               0.2           0.2
                                                        ----------    ----------
 Sub-total of income as adjusted                             58.6          54.2
  Interest on fixed annuities and financial products        127.3         134.8
                                                        ----------    ----------
 Total income as adjusted                                  $185.9        $189.0
                                                        ==========    ==========

Fixed charges:

 Interest on indebtedness                                    $9.8          $8.8
 Portion of rent representing the interest factor             1.2           1.2
 Accretion to face value of redeemable
   convertible preferred stock                                0.2           0.2
                                                        ----------    ----------
 Sub-total of fixed charges                                  11.2          10.2
 Interest on fixed annuities and financial products         127.3         134.8
                                                        ----------    ----------
 Combined fixed charges                                     138.5         145.0
 Preferred stock dividends                                    0.3           0.3
                                                        ----------    ----------
 Fixed charges and preferred stock dividends               $138.8        $145.3
                                                        ==========    ==========
Ratio of earnings to fixed charges:

 Excluding interest on fixed annuities and
  financial  products                                       5.23 x        5.31 x
                                                        ==========    ==========
 Including interest on fixed annuities and
  financial products                                        1.34 x        1.30 x
                                                        ==========    ==========

Ratio of earnings to combined fixed charges and preferred stock dividends:

 Excluding interest on fixed annuities and
  financial products                                        5.10 x        5.16 x
                                                        ==========    ==========

  Including interest on fixed annuities and
   financial products                                       1.34 x        1.30 x
                                                        ==========    ==========